Exhibit 99.1

For Immediate Release	Contact: John A. Stiles John A. Stiles & Assoc. LLC 314-994-0560

AuthentiDate Holding Corp. Announces
Third Quarter and Nine Month Results

Schenectady, NY—May 10, 2004—AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the quarter ended March 31, 2004 was $6,790,398 compared to $8,105,870 for the same quarter last year. Revenue for the nine-month period ending March 31, 2004 was $14,090,689 compared to $19,491,021 for the same nine-month period last year. The Company noted, however, that deferred revenue increased by $709,000 to over $2.2 million during the quarter ended March 31, 2004.

The Company also showed a strong improvement in its balance sheet due to its receipt of $73.7 million in gross proceeds from the sale of 5,360,370 shares of common stock during the quarter.

The Company stated that a reduction in low margin hardware sales by the Company's DJS Marketing Group subsidiary contributed to the sales decline in the quarter. Revenue for the AuthentiDate segment consisting of AuthentiDate US, AuthentiDate AG, and TracMed were $416,000 for the quarter. In addition, the increase in deferred revenue for this segment was $709,000. The combination of sales and increase in deferred revenue for the quarter in the AuthentiDate segment was $1,125,000.

The net loss for the third quarter ended March 31, 2004 was $2,565,345 or $0.09 per share compared to a net loss of $3,009,758 or $0.15 per share for the same quarter a year ago. The Company reported a net loss of $12,089,053 or $0.49 per share and $6,958,179 or $0.36 per share for the respective nine-month periods ended March 31, 2004 and 2003. Both DocStar and DJS each remained profitable for both the quarter and nine-month periods. During the nine-month period the Company converted all of its convertible debt into equity which resulted in a non-cash expense of $5.9 million or $0.24 per share during the nine month period. Without the expense related to this event, the loss for the nine month period would have been $0.25 per share compared to $0.36 per share last year.

“This quarter was important for AuthentiDate in two major ways. First, we dramatically increased the strength of our balance sheet and began using that strength to recruit talent, develop our strategic relationships, and began to increase our marketing efforts. Although the results of these efforts have not yet become apparent, we believe that they will result in the type of traction we are seeing in AuthentiDate International and TracMed”, stated John Botti, AuthentiDate Chairman and CEO.

“Also in this quarter, we saw the acceptance of our TracMed technology in the Durable Medical Equipment industry. After completing the agreement with the American Association for Homecare, we were successful in signing, amongst others, both Apria and the MED Group as customers,” Botti said. “These organizations were signed late in the quarter, and their full impact has not been realized. We feel that the strength in this segment will continue and grow into the current quarter, and that TracMed is well on course to deliver on its promised potential and serve as a template for our future strategy and penetration of other vertical markets.”

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The following tables are condensed Statements of Operations and Balance Sheet for AuthentiDate Holding Corp. A more detailed explanation is provided in the Company’s SEC filings.

AuthentiDate Holding Corp. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For Three Months Ended March 31,		For Nine Months Ended March 31,
	2004	2003	2004	2003

Net sales	$6,790,398	$8,105,870	$14,090,689	$19,491,021

Cost of goods sold	5,095,363	6,652,697	9,543,119	14,964,532

Gross profit	1,695,035	1,453,173	4,547,570	4,526,489

Operating Expenses	4,462,193	3,759,305	11,486,217	10,919,925

Operating loss	(2,767,158)	(2,306,132)	(6,938,647)	(6,393,436)

Other income (expense)
Interest expense	(42,134)	(339,912)	(6,224,294)	(587,734)
Interest and other income	244,358	31,178	1,056,395	542,821
Equity in net loss of affiliated companies	—	(393,380)	—	(514,427)

Loss before income taxes	(2,564,934)	(3,008,246)	(12,106,546)	(6,952,776)

Income tax (expense)/benefit	(411)	(1,512)	17,493	(5,403)

Net loss	$(2,565,345)	$(3,009,758)	$(12,089,053)	$(6,958,179)

Weighted average number of shares	30,283,325	20,102,062	25,051,355	20,006,547

Net loss per common share	$(0.09)	$(0.15)	$(0.49)	$(0.36)

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AuthentiDate Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2004	June 30, 2003

Current Assets:
Cash and cash equivalents	$75,369,779	$3,460,446
Accounts receivable	5,779,484	3,644,500
Other current assets	198,276	262,349

Total current assets	81,347,539	7,367,295

Property and equipment, net	3,411,817	3,764,846
Goodwill	12,795,501	12,795,501
Other assets	1,301,716	1,118,198

Total Assets	$98,856,573	$25,045,840

Current Liabilities:
Accounts payable and other	$5,048,333	$4,796,091
Deferred revenue	2,200,941	647,599

Total current liabilities	7,249,274	5,443,690

Convertible debentures		3,316,815
Long-term debt, net of current portion	78,000	1,331,129
Deferred grant		1,000,000
Obligations under capital leases,
net of current portion	49,382	85,556

Total liabilities	7,376,656	11,177,190

Total shareholders’ equity	91,479,917	13,868,650

Total liabilities and shareholders’ equity	$98,856,573	$25,045,840

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About AuthentiDate Holding Corp.
AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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